Exhibit 99.1

Soluna Acquires Full Ownership of Project Dorothy 1A, Accelerating Vertical Integration and AI Campus Development

$16.5M acquisition consolidates Dorothy campus control; positions Soluna to convert existing infrastructure to AI and market Dorothy 3 to prospective customers

ALBANY, NY, April 16, 2026 – Soluna Holdings, Inc. (“Soluna” or the “Company”) (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, today announced the acquisition of Spring Lane Capital’s equity interest in Project Dorothy 1A (“D1A”) for $16.5 million. The transaction gives Soluna complete equity ownership of D1A, located in Silverton, Texas, and marks the second major step in the Company’s vertical integration of the Dorothy campus, following the $53 million acquisition of the Briscoe Wind Farm earlier this month.

With full ownership of D1A and Briscoe providing 150 megawatts of owned renewable power, Soluna is positioning itself to convert the Dorothy campus to AI computing as Dorothy 3 development advances and opens the door to bringing new equity partners onto the site on terms aligned with the Company’s AI-first strategy.

The acquisition represents a natural conclusion to Soluna’s partnership with Spring Lane Capital on the D1A project. SpringLane’s Fund I receives cash liquidity for its ownership interest, while Soluna gains the full equity control necessary to change the business plan of its Dorothy projects to support AI workloads and accelerate the development of Dorothy 3.

“Spring Lane Capital was the right partner for the first chapter of Dorothy,” said John Belizaire, CEO of Soluna. “With Briscoe secured and Dorothy 1A now fully owned, we have the foundation for what comes next: a vertically integrated AI campus, from energy generation to compute infrastructure, that we control end to end. That control is what gives us an accelerated path to power for AI customers.”

Transaction Details

The $16.5 million acquisition will be paid in cash in two installments: $6 million at closing, with the balance due in July 2026. Soluna previously held 14.6% interest in the Class B Membership Interests of D1A; this acquisition of the remaining 85.4% brings Soluna’s ownership of D1A to 100%, as it already owns 100% of the Class A Membership Interests. To finance a portion of the transaction, Soluna signed an unsecured promissory note with a lender in the principal amount of $12 million, maturing on May 15, 2027, which closed concurrently with the acquisition. Additional details regarding the transaction and the promissory note will be described in the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”).

Term	Detail
Total Purchase Price	$16,500,000
Financing	Promissory note with a lender plus balance sheet cash
Seller	Spring Lane Capital (SLC Fund I)
Interests Acquired	85.4% Class B Membership Interests
Post-Closing Ownership	100% of Project Dorothy 1A
Closing Date	April 15, 2026

Path to Full Campus Ownership

Soluna intends to pursue full ownership of the entire Project Dorothy campus. Discussions regarding Dorothy 1B and Dorothy 2 are underway. For Dorothy 3, the Company’s plan is to obtain significant ownership with the option to bring in new equity partners aligned with the AI infrastructure buildout. In the medium term, as Dorothy 3 development matures, the campus will transition to AI as its primary workload. Soluna expects to provide updates on campus ownership consolidation and Dorothy 3 development in its regular SEC filings and investor communications.

The D1A acquisition follows a series of strategic actions in 2026, including the Briscoe Wind Farm acquisition, the achievement of substantial completion at Kati 1 ahead of schedule, and the advancement of AI-focused development at Kati 2 and Grace. Soluna’s development pipeline now exceeds 4.3 gigawatts across multiple sites.

For more information on the acquisition, including an investor presentation, visit Soluna’s Investor Center at www.solunacomputing.com/investors. More on Project Dorothy and Soluna’s data center projects is available at www.solunacomputing.com.

Safe Harbor Statement by Soluna

This press release contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business, our expectations with respect to the conversion of the Dorothy campus infrastructure to AI workloads, the development of Project Dorothy 3, the Company’s plan to acquire full ownership of the entire Project Dorothy campus and the potential to bring in new equity partners for future projects; and other statements that are predictive in nature. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident,” and similar statements. Soluna may also make written or oral forward-looking statements in its periodic reports to the SEC, in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including but not limited to statements about Soluna’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, further information regarding which is included in the Company’s filings with the SEC. All information provided in this press release is as of the date of the press release, and Soluna undertakes no duty to update such information, except as required under applicable law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The Company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

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Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

Contact

Public Relations

West of Fairfax for Soluna

Soluna@westof.co